Exhibit 5.1

Snell & Wilmer ____________ L.L.P. ____________ Law Offices 50 West Liberty Street Suite 510 Reno, NV 89501 775.785.5440 775.785.5441 (Fax) www.swlaw.com	Albuquerque boise Denver Las Vegas Los Angeles Los Cabos Orange County Phoenix PORTLAND RENO Salt Lake City SAN DIEGO SEATTLE Tucson Washington DC

April 20, 2021

HealthLynked Corp.

1265 Creekside Parkway, Suite 301

Naples, Florida 34108

Re:       S-3 Registration

Ladies and Gentlemen:

We have acted as your special counsel in connection with the registration statement on Form S-3 and Prospectus filed on April [*], 2021 (collectively, the “Registration Statement”) by HealthLynked Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to an aggregate amount of $50,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which may be offered or sold from time to time by the Company. Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s amended and restated articles of incorporation, as amended to date, the Company’s bylaws, and the minutes of a special meeting of the Company’s board of directors dated March 26, 2021, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the truth and accuracy of all representations and warranties, that the Registration Statement and any other related prospectus have become effective and have been properly filed, the conformity to authentic documents of all documents submitted to us as copies, and that the Company had sufficient authorized and unissued shares of common stock available with respect to any of the Shares. We have not verified any of these assumptions.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

Snell & Wilmer

__________ L.L.P. __________

HealthLynked Corp.

April 20, 2021

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares were duly authorized for issuance by the Company and, when issued and paid for pursuant to the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.